Exhibit 4.06

STRATUS MEDIA GROUP, INC.

WARRANT TO PURCHASE COMMON STOCK

To Purchase [______] Shares of Common Stock

Date of Issuance: May [__], 2011

THIS CERTIFIES THAT, for value received, [__________] or its permitted registered assigns (the “Holder”), is entitled to subscribe for and purchase at the Exercise Price (defined below) from Stratus Media Group, Inc., a Nevada corporation (the “Company”), up to [______] shares of the common stock of the Company, par value $0.001 per share (the “Common Stock”).  This warrant is one of a series of warrants issued by the Company as of the date hereof (individually a “Warrant” and collectively the “Warrants”) pursuant to that certain Securities Purchase Agreement, dated as of May 24, 2011, among the Company and the Investors (as defined therein) (the “Purchase Agreement”).

1.             Definitions.  Capitalized terms used but not defined herein shall have their respective meanings as set forth in the Purchase Agreement.  As used herein, the following terms have the following respective meanings:

(A)           “Eligible Market” means any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Market, The NASDAQ Global Select Market or The NASDAQ Capital Market.

(B)           “Exercise Period” means the period commencing on the date hereof and ending on the fifth (5th) anniversary of the effective date of a registration statement registering the Exercise Shares for resale, unless sooner terminated as provided below.

(C)           “Exercise Price” means $0.65, subject to adjustment pursuant to Section 3 below.

(D)           “Exercise Shares” means the shares of Common Stock issuable upon exercise of this Warrant.

(E)           “Exempt Issuance” means the issuance of (a) shares of Common Stock or options (i) to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted and in effect as of the date hereof or (ii) duly adopted after the date hereof by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose, (b) shares of Common Stock upon the exercise or exchange of or conversion of the Warrants and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Warrant, and (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an asset in a business related to the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

(F)           “Fundamental Transaction” means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Common Stock.

(G)           “ Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(H)           “Trading Day” means (a) any day on which the Common Stock is listed or quoted and traded on its primary Trading Market, (b) if the Common Stock is not then listed or quoted and traded on any Eligible Market, then a day on which trading occurs on the OTC Bulletin Board (or any successor thereto), or (c) if trading does not occur on the OTC Bulletin Board (or any successor thereto), any business day.

(I)           “Trading Market” means any Eligible Market, or any national securities exchange, market or trading or quotation facility on which the Common Stock is then listed or quoted.

2.             Exercise of Warrant.  The rights represented by this Warrant may be exercised in whole or in part at any time during the Exercise Period, by delivery of the following to the Company at its address set forth on the signature page hereto (or at such other address as it may designate by notice in writing to the Holder):

(A)           an executed Notice of Exercise in the form attached hereto; and

(B)           payment of the Exercise Price either (i) in cash or by wire transfer of immediately available funds or (ii) pursuant to Section 2.1 below.

Execution and delivery of the Notice of Exercise shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Exercise Shares, if any.

Certificates for shares purchased hereunder shall be transmitted by the transfer agent of the Company to the Holder by crediting the account of the Holder’s prime broker with the Depository Trust Company through its Deposit Withdrawal Agent Commission system if the Company is a participant in such system, and otherwise by physical delivery to the address specified by the Holder in the Notice of Exercise, within three business days from the delivery to the Company of the Notice of Exercise and payment of the aggregate Exercise Price as set forth above.  This Warrant shall be deemed to have been exercised on the date the Exercise Price is received by the Company.

The person in whose name any certificate or certificates for Exercise Shares are to be issued upon exercise of this Warrant shall be deemed to have become the holder of record of such shares on the date on which payment of the Exercise Price was made, irrespective of the date of delivery of such certificate or certificates, except that, if the date of such payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the open of business on the next succeeding date on which the stock transfer books are open.

Subject to the final sentence of this paragraph and to the extent permitted by law, the Company’s obligations to issue and deliver Exercise Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or entity or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other person or entity of any obligation to the Company or any violation or alleged violation of law by the Holder or any other person or entity, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Exercise Shares.  The Holder shall, subject to the following proviso, have the right to pursue any remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Exercise Shares upon exercise of this Warrant as required pursuant to the terms hereof.

2.1           Net Share Exercise.  If during the Exercise Period (i) the Fair Market Value (as defined below) of one share of the Common Stock is greater than the Exercise Price (at the date of calculation as set forth below), and (ii) the Exercise Shares are not registered for resale pursuant to an effective registration statement, in lieu of exercising this Warrant by payment of cash or by wire transfer of immediately available funds, the Company may, in its sole discretion, permit the Holder to effect a “net share exercise” of this Warrant, in which event, if so effected, the Holder shall receive Exercise Shares equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by delivering the properly endorsed Notice of Exercise to the principal office of the Company in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

X = Y(A-B)
      A

Where    X   =     the number of Exercise Shares to be issued to the Holder

Y   =     the number of Exercise Shares with respect to which this Warrant is being exercised

A   =     the Fair Market Value (as defined below) of one share of the Company’s Common Stock (at the date of such calculation)

B   =     the Exercise Price (as adjusted to the date of such calculation)

For purposes of this Warrant, the “Fair Market Value” of one share of Common Stock means (i) the average of the closing sales prices for the shares of Common Stock on an Eligible Market where the Common Stock is listed or traded as reported by Bloomberg Financial Markets (or a comparable reporting service of national reputation selected by the Company and reasonably acceptable to the Holder if Bloomberg Financial Markets is not then reporting sales prices of such security) (collectively, “Bloomberg”) for the ten consecutive trading days immediately before the Exercise Date, or (ii) if an Eligible Market is not the principal Trading Market for the shares of Common Stock, the average of the reported sales prices reported by Bloomberg on the principal Trading Market for the Common Stock during the same period, or, if there is no sales price for such period, the last sales price reported by Bloomberg for such period, or (iii) if neither of the foregoing applies, the last sales price of such security in the over-the-counter market on the pink sheets or bulletin board for such security as reported by Bloomberg, or if no sales price is so reported for such security, the last bid price of such security as reported by Bloomberg, or (iv) if “Fair Market Value” cannot be calculated as of such date on any of the foregoing bases, the “Fair Market Value” shall be as mutually determined by the Board of Directors of the Company and the Holder in the exercise of their respective good faith judgment.

2.2           Issuance of New Warrants.  Upon any partial exercise of this Warrant, the Company, at its expense, will forthwith and, in any event within five business days, issue and deliver to the Holder a new warrant or warrants of like tenor, registered in the name of the Holder, exercisable, in the aggregate, for the balance of the number of shares of Common Stock remaining available for purchase under this Warrant.

2.3           Payment of Taxes and Expenses.  The Company shall pay any recording, filing, stamp or similar tax which may be payable in respect of any transfer involved in the issuance of, and the preparation and delivery of certificates (if applicable) representing, (i) any Exercise Shares purchased upon exercise of this Warrant and/or (ii) new or replacement warrants in the Holder’s name or the name of any transferee of all or any portion of this Warrant; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance, delivery or registration of any certificates for Exercise Shares or Warrants in a name other than that of the Holder.  The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Exercise Shares upon exercise hereof.

3.             Adjustment of Exercise Price and Shares.  The Exercise Price and number of Exercise Shares issuable upon exercise of this Warrant shall be adjusted from time to time as follows:

3.1           Adjustment upon Issuance of Shares of Common Stock.  If and whenever on or after the date hereof, the Company issues or sells, or in accordance with this Section 3 is deemed to have issued or sold, any shares of Common Stock for a consideration per share (the “New Issuance Price”) less than a price equal to the Exercise Price in effect immediately before such issue or sale or deemed issuance or sale (such lesser price being referred to as the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Exercise Price then in effect shall be reduced to the Applicable Price, and the number of Exercise Shares issuable hereunder shall be increased such that the aggregate Exercise Price payable hereunder, after taking into account the decrease in the Exercise Price, shall be equal to the aggregate Exercise Price prior to such adjustment.  Notwithstanding the foregoing, no adjustments shall be made, paid or issued under this Section 3.1 in respect of an Exempt Issuance.  For purposes of determining the adjusted Exercise Price under this Section 3.1, the following shall be applicable:

3.1.1           Issuance of Options.  If the Company in any manner grants any options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such option or upon conversion, exercise or exchange of any convertible securities issuable upon exercise of any such option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such option for such price per share.  For purposes of this Section 3.1.1, the “lowest price per share for which one share of Common Stock is issuable upon exercise of such options or upon conversion, exercise or exchange of such convertible securities issuable upon exercise of any such option” shall be equal to the sum of the lowest amounts of consideration, if any, received or receivable by the Company with respect to any one share of Common Stock upon the granting or sale of the option, upon exercise of the option and upon conversion, exercise or exchange of any convertible security issuable upon exercise of such option.  No further adjustment of the Exercise Price shall be made upon the actual issuance of such shares of Common Stock or of such convertible securities upon the exercise of such options or upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such convertible securities.

3.1.2           Issuance of Convertible Securities.  If the Company in any manner issues or sells any convertible securities and the lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such convertible securities for such price per share.  For the purposes of this Section 3.1.2, the “lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof” shall be equal to the sum of the lowest amounts of consideration, if any, received or receivable by the Company with respect to one share of Common Stock upon the issuance or sale of the convertible security and upon conversion, exercise or exchange of such convertible security.  No further adjustment of the Exercise Price shall be made upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such convertible securities, and if any such issue or sale of such convertible securities is made upon exercise of any options for which adjustment of this Warrant has been or is to be made pursuant to other provisions of this Section 3.1 no further adjustment of the Exercise Price shall be made by reason of such issue or sale.

3.1.3           Change in Option Price or Rate of Conversion.  If the purchase price provided for in any options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any convertible securities, or the rate at which any convertible securities are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time, then the Exercise Price and the number of Exercise Shares in effect at the time of such increase or decrease shall be adjusted to the Exercise Price and the number of Exercise Shares which would have been in effect at such time had such options or convertible securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold.  For purposes of this Section 3.1.3, if the terms of any option or convertible security that was outstanding as of the date of issuance of this Warrant are increased or decreased in the manner described in the immediately preceding sentence, then such option or convertible security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease.  No adjustment pursuant to this Section 3.1 shall be made if such adjustment would result in an increase of the Exercise Price then in effect or a decrease in the number of Exercise Shares.

3.1.4           Calculation of Consideration Received.  In case any option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, (x) the options will be deemed to have been issued for a value determined by use of the Black Scholes Option Pricing Model (the “Option Value”) and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued for the difference of (I) the aggregate consideration received by the Company, less (II) the Option Value.  If any shares of Common Stock, options or convertible securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor.  If any shares of Common Stock, options or convertible securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the weighted average price of such security on the date of receipt.  If any shares of Common Stock, options or convertible securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, options or convertible securities, as the case may be.  The fair value of any consideration other than cash or securities will be determined in good faith by the Board of Directors of the Company.  In the event that the Holders of Warrants exercisable for a majority of the aggregate Exercise Shares (the “Majority Holders”) object in writing to a valuation within ten days after the occurrence of an event requiring valuation (the “Valuation Event”), then the fair value of such consideration will be determined within five business days after the tenth day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Majority Holders.  The determination of such appraiser shall be final and binding upon all parties absent manifest error, and the fees and expenses of such appraiser shall be borne equally by the Company and the Holders.

3.1.5           Record Date.  If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, options or in convertible securities or (B) to subscribe for or purchase shares of Common Stock, options or convertible securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

3.1.6           Voluntary Adjustment by the Company.  The Company may at any time during the term of this Warrant reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.

3.2           Adjustment upon Subdivision or Combination of Common Stock.  If the Company at any time on or after the date hereof subdivides (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately before such subdivision will be proportionately reduced and the number of Exercise Shares will be proportionately increased.  If the Company at any time on or after the date hereof combines (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately before such combination will be proportionately increased and the number of Exercise Shares will be proportionately decreased.  Any adjustment under this Section 3.2 shall become effective at the close of business on the date the subdivision or combination becomes effective.

3.3           Other Events.  If any event occurs of the type contemplated by the provisions of Section 3.1 or 3.2 but is not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Exercise Price and the number of Exercise Shares so as to protect the rights of the Holder; provided that no such adjustment pursuant to this Section 3.3 will increase the Exercise Price or decrease the number of Exercise Shares as otherwise determined pursuant to this Section 3.

4.             Rights Upon Distribution of Assets.  If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case:

(A)           any Exercise Price in effect immediately before the close of business on the record date fixed for the determination of holders of shares of Common Stock entitled to receive the Distribution shall be reduced, effective as of the close of business on such record date, to a price determined by multiplying such Exercise Price by a fraction of which (i) the numerator shall be the closing bid price of the shares of Common Stock on the Trading Day immediately preceding such record date minus the value of the Distribution (as determined in good faith by the Company’s Board of Directors) applicable to one share of Common Stock, and (ii) the denominator shall be the closing bid price of the shares of Common Stock on the Trading Day immediately preceding such record date; and

(B)           the number of Exercise Shares shall be increased to a number of shares equal to the number of shares of Common Stock obtainable immediately before the close of business on the record date fixed for the determination of holders of shares of Common Stock entitled to receive the Distribution multiplied by the reciprocal of the fraction set forth in the immediately preceding paragraph (A); provided that in the event that the Distribution is of shares of Common Stock (or common stock) (“Other Shares of Common Stock”) of a company whose common shares are traded on a national securities exchange or a national automated quotation system, then the Holder may elect to receive a warrant to purchase Other Shares of Common Stock in lieu of an adjustment in the number of Exercise Shares, the terms of which shall be identical to those of this Warrant, except that such warrant shall be exercisable into the number of shares of Other Shares of Common Stock that would have been payable to the Holder pursuant to the Distribution had the Holder exercised this Warrant immediately before such record date and with an aggregate exercise price equal to the product of the amount by which the exercise price of this Warrant was decreased with respect to the Distribution pursuant to the terms of the immediately preceding paragraph (A) and the number of Exercise Shares calculated in accordance with the first part of this paragraph (B).

5.             Purchase Rights; Fundamental Transactions.

5.1           Purchase Rights.  In addition to any adjustments pursuant to Section 3 above, if at any time the Company grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

5.2           Fundamental Transactions.  The Company shall not enter into or be party to a Fundamental Transaction unless the successor entity assumes this Warrant in accordance with the provisions of this Section 5.2, including agreements to deliver to each holder of Warrants in exchange for such Warrants a security of the successor entity evidenced by a written instrument substantially similar in form and substance to this Warrant, including, without limitation, an adjusted exercise price equal to the value for the shares of Common Stock reflected by the terms of such Fundamental Transaction, and exercisable for a corresponding number of shares of capital stock equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) before such Fundamental Transaction.  Upon the occurrence of any Fundamental Transaction, the successor entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the successor entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such successor entity had been named as the Company herein.  In addition to and not in substitution for any other rights hereunder, before the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon an exercise of this Warrant at any time after the consummation of the Fundamental Transaction but before the end of the Exercise Period, in lieu of the shares of the Common Stock (or other securities, cash, assets or other property) purchasable upon the exercise of the Warrant before such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had the Warrant been exercised immediately before such Fundamental Transaction.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the consideration it receives upon any exercise of this Warrant following such Fundamental Transaction.  The provisions of this Section 5.2 shall apply similarly and equally to successive Fundamental Transactions and Corporate Events and shall be applied without regard to any limitations on the exercise of this Warrant.  Notwithstanding the foregoing, in the event of a Fundamental Transaction, at the request of the Holder delivered before the 15th day after consummation of such Fundamental Transaction, the Company (or the successor entity) shall purchase this Warrant from the Holder by paying to the Holder, within five business days after such request (or, if later, within two business days after the effective date of the Fundamental Transaction), cash in an amount equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the date of such Fundamental Transaction.

6.           Noncircumvention.  The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant.  Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, and (iii) shall, so long as this Warrant is outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the exercise of this Warrant, 100% of the number of shares of Common Stock issuable upon exercise of this Warrant then outstanding (without regard to any limitations on exercise).

7.           Fractional Shares.  No fractional shares shall be issued upon the exercise of this Warrant as a consequence of any adjustment pursuant hereto.  All Exercise Shares (including fractions) issuable upon exercise of this Warrant may be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share.  If, after aggregation, the exercise would result in the issuance of a fractional share, the number of Exercise Shares to be issued will be rounded down to the nearest whole share.

8.           No Stockholder Rights.  Other than as provided herein, this Warrant in and of itself shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company.

9.           Transfer of Warrant.  Subject to applicable laws, this Warrant and all rights hereunder are transferable, by the Holder in person or by duly authorized attorney, upon delivery of this Warrant and the form of assignment attached hereto to any transferee designated by Holder.  The transferee shall sign an investment letter in form and substance reasonably satisfactory to the Company and its counsel.  Any purported transfer of all or any portion of this Warrant in violation of the provisions of this Warrant shall be null and void.

10.           Lost, Stolen, Mutilated or Destroyed Warrant.  If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as this Warrant so lost, stolen, mutilated or destroyed.  Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

11.           Notices, etc.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile to the facsimile number specified in writing by the recipient if sent during normal business hours of the recipient on a Trading Day, if not, then on the next Trading Day, (c) the next Trading Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, and (d) when sent by electronic mail to the electronic mail address specified in writing by the recipient if sent during normal business hours of the recipient on a Trading Day, if not, then on the next Trading Day.  All communications shall be sent to the Company at the address (or electronic mail address) listed on the signature page hereto and to Holder at the applicable address (or electronic mail address) set forth on the applicable signature page to the Purchase Agreement or at such other address (or electronic mail address) as the Company or Holder may designate by ten days advance written notice to the other parties hereto.

12.           Acceptance.  Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

13.           Governing Law.  This Warrant and all rights, obligations and liabilities hereunder shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of law that would require the application of the laws of any other jurisdiction.

14.           Amendment or Waiver.  Any term of this Warrant may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the holders of Warrants representing at least two-thirds of the number of shares of Common Stock then subject to outstanding Warrants.  Notwithstanding the foregoing, (a) this Warrant may be amended and the observance of any term hereunder may be waived without the written consent of the Holder only in a manner which applies to all Warrants in the same fashion and (b) the number of Exercise Shares subject to this Warrant and the Exercise Price of this Warrant may not be amended, and the right to exercise this Warrant may not be waived, without the written consent of the Holder.  The Company shall give prompt written notice to the Holder of any amendment hereof or waiver hereunder that was effected without the Holder’s written consent.  No waivers of any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of May 24, 2011.

STRATUS MEDIA GROUP, INC.

By:
Name:
Title:

3 E. De La Guerra Street
Santa Barbara, California 93101

NOTICE OF EXERCISE

TO:  STRATUS MEDIA GROUP, INC.

(1)	ð
The undersigned hereby elects to purchase [_____] shares of the common stock, par value $0.001 (the “Common Stock”), of Stratus Media Group, Inc., a Nevada corporation (the “Company”), pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

ð
The undersigned hereby elects to purchase [_____] shares of Common Stock of the Company pursuant to the terms of the net share exercise provisions set forth in Section 2.1 of the attached Warrant, and shall tender payment of all applicable transfer taxes, if any.

(2)	Please issue the certificate for shares of Common Stock in the name of:

______________________________________________________________________
(Print or Type Name)

______________________________________________________________________
(Social Security or other Identifying Number)

______________________________________________________________________
(Street Address)

______________________________________________________________________
(City, State, Zip Code)

(3)	If such number of shares shall not be all the shares purchasable upon the exercise of the Warrants evidenced by this Warrant, a new warrant certificate for the balance of such warrants remaining unexercised shall be registered in the name of and delivered to:

Please insert social security or other identifying number: ____________________

______________________________________________________________________
(Please print name and address)

______________________________________________________________________

Dated:
(Signature)

(Print Name)

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply the required information.
Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to:

Name:
(Please Print)

Address:
(Please Print)

Dated:

Holder’s Signature:

Holder’s Address:
(Please Print)

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever.  Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.

12